Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-271913) and Form S-8 (Nos. 333-214958 and 333-171779) of Gold Resource Corporation of our report dated March 18, 2026, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Spokane, Washington

March 18, 2026